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ESSENTIAL THERAPEUTICS
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On January 15, 2003, Essential Therapeutics, Inc. issued a press release announcing that it will adjourn its special meeting of the stockholders scheduled for January 17, 2003 until January 23, 2003. The following is the text of the press release:

[Essential Therapeutics, Inc. Logo Appears Here]

Contacts:
Mark Skaletsky	Lisa Burns (Investors)
Chief Executive Officer	Justin Jackson (Media)
(781) 647-5554	Burns McClellan
(212) 213-0006
Paul Mellett
Chief Financial Officer
(781) 647-5554

Essential Therapeutics Announces Plans to Adjourn Stockholder Meeting

Waltham, MA, January 15, 2003—Essential Therapeutics, Inc. (Nasdaq: ETRX) today announced its plans to adjourn the Special Meeting of Stockholders called for the purpose of considering proposals to (1) approve the conversion of its Series B Preferred Stock into common stock, (2) increase the authorized capital stock of the Company and (3) approve an amendment to its Restated Certificate of Incorporation to effect any of certain specified reverse stock splits. By Notice of the Special Meeting dated December 3, 2002, the Special Meeting is scheduled to be convened on January 17, 2003 at 9:30 a.m. at the Doubletree Guest Suites located at 550 Winter Street, Waltham, Massachusetts. The Company intends to convene the Special Meeting at 9:30 a.m. on January 17, 2003 for the sole purpose of adjourning the Special Meeting to Thursday, January 23, 2003 at a place and time to be announced at the time of adjournment.

The Company announced that despite the endorsement of Institutional Shareholder Services (ISS), the nation’s leading proxy advisory service, and despite the recommendation of the Company’s Board of Director’s that the proposals under consideration are in the best interest of the Company’s common stockholders, the holders of a sufficient number of the Company’s outstanding shares of common stock have not yet submitted proxies indicating how such shares should be voted at the Special Meeting on the proposals. Mark Skaletsky, President and CEO of the Company, stated that “while we are encouraged that over 75% of the shares voted on the conversion of the Series B Preferred Stock have been voted in favor of the approval of the conversion of the Series B Preferred Stock, we simply have not yet received proxies from the holders of a sufficient number of shares of common stock to secure the required vote.” Mr. Skaletsky added, “due to the nature of the vote required, a non-vote amounts to a vote against the proposal, and given the potentially severe consequences to all of the common stockholders of the failure to secure this vote, we want to be sure all stockholders have had an adequate opportunity to vote their shares in the manner in which the stockholder intends.”

After considerable deliberation and a comprehensive evaluation of the alternatives available, on November 13, 2002, the Company announced that it had entered into separate Conversion Agreements with certain holders of its outstanding shares of Series B Preferred Stock. The conversion of the outstanding shares of Series B Preferred Stock into common stock is part of the Company’s comprehensive plan to achieve compliance with the Nasdaq National Market System listing criteria which require the Company to maintain a minimum stockholders’ equity of $10 million. As previously announced, if the Company’s stockholders fail to approve the conversion of all outstanding shares of Series B Preferred Stock, then the Company does not expect that it will be able to maintain its listing of its common stock on the Nasdaq National Market. In the event of delisting, the terms of the Series B Preferred Stock provide that the Series B Preferred Stockholders have the right to cause the Company to redeem their shares of Series B Preferred Stock at a price of $1,000 per share. The redemption of all 60,000 shares of Series B Preferred Stock would result in the Company being obligated to pay the holders of the Series B Preferred Stock an aggregate of $60.0 million. The Company currently does not have the funds available to redeem all of the outstanding shares of Series B Preferred Stock, and in the face of a redemption election by sufficient holders of its Series B Preferred Stock, the Company would likely need to consider taking action that may result in the Company’s dissolution, insolvency or seeking protection under bankruptcy laws or similar actions.

As a result of the potentially severe consequences to the holders of common stock that could result from the failure of the common stockholders to approve the conversion of the Series B Preferred Stock, combined with the fact that to date holders of only approximately 42 percent of the outstanding shares of common stock have submitted proxies indicating how their shares of common stock should be voted on the proposal to approve the conversion of the Series B Preferred Stock, the Company plans to adjourn the Special Meeting of Stockholders until January 23, 2003, to provide all common stockholders with adequate opportunity to take a position on the proposals. The Company encourages all common stockholders to read the Proxy Statement distributed on or about December 3, 2002 and to submit a proxy indicating how to vote their shares of common stock at the Special Meeting on the proposals described in the Proxy Statement. Stockholders who need Proxy materials are encouraged to contact the Secretary of the Company at 781-672-1332.

About Essential Therapeutics

Essential Therapeutics is committed to the development of breakthrough biopharmaceutical products for the treatment of life-threatening diseases. With an emerging pipeline of product candidates, Essential Therapeutics is dedicated to commercializing novel small molecule products addressing important unmet therapeutic needs. Additional information on Essential Therapeutics can be obtained at http://www.essentialtherapeutics.com.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These factors include, but are not limited to, the Company’s ability to meet and sustain compliance with all of the listing requirements of the Nasdaq National Market. For a discussion of other risks and uncertainties affecting Essential Therapeutics’ business, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. Actual results and timing of certain events could differ materially from those included in the forward-looking statements as a result of these or other factors.

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